BSB Bancorp, Inc. Reports Third Quarter Results for Fiscal Year 2011

BELMONT, Mass., Oct. 27, 2011 /PRNewswire/ -- BSB Bancorp, Inc. (NASDAQ: BLMT) (the "Company") today announced the results for the quarter ended September 30, 2011.

The Company was organized by BSB Bancorp, MHC to facilitate its conversion from mutual to stock form of organization, which was completed on October 4, 2011. The results for the third quarter are the results of BSB Bancorp, MHC, the former mutual holding company for Belmont Savings Bank (the "Bank"). In connection with the conversion, the Company issued 8,993,000 shares of common stock which raised approximately $84.3 million of new capital. The Company also contributed $200,000 in cash and 179,860 shares of its common stock to Belmont Savings Bank Foundation, a not-for-profit charitable foundation that the Bank established coincident with the stock offering.

For the quarter ended September 30, 2011, the Company reported net income of $295,000, as compared to $906,000 for the third quarter of 2010. Net income for the nine months ended September 30, 2011 and 2010 each totaled $1.6 million. These quarterly results correspond to a return on average assets and average equity of 0.21% and 2.48%, respectively, for the third quarter of 2011 and 0.72% and 8.00%, respectively, for the third quarter of 2010. The 2011 year-to-date results correspond to a return on average assets and average equity of 0.41% and 4.64%, respectively, as compared to 0.44% and 4.94% in 2010, respectively.

Robert M. Mahoney, President and Chief Executive Officer, said, "We are pleased with the results of the quarter. Our initiatives to prudently build new commercial and consumer deposit and loan businesses are working as planned. Solid growth was experienced in each of our new strategic business lines. We are equally proud of our community engagement which together with our focus on customer service resulted in the Bank being named Gatehouse Media's #1 choice for community banking in Belmont and winning the Watertown Belmont Chamber of Commerce Business Award."

Net interest and dividend income before provision for loan losses for the quarter ended September 30, 2011 increased $915,000 or 27.2% as compared to the quarter ended September 30, 2010. This increase in net interest and dividend income was partially offset by an increase in the provision for loan losses of $353,000, resulting in a $562,000 or 16.5% increase in net interest and dividend income after provision for loan losses. Net interest and dividend income before provision for loan losses for the nine months ended September 30, 2011 increased $1.4 million or 13.4% as compared to the nine months ended September 30, 2010. This increase in net interest and dividend income was partially offset by an increase in the provision for loan losses of $1.3 million.

The Company's net interest margin increased to 3.16% for the quarter ended September 30, 2011, from 2.87% for the quarter ended September 30, 2010, an improvement of 29 basis points or 10.10%. For the nine months ended September 30, 2011, the Company's net interest margin increased to 3.08% from 2.93% for the nine months ended September 30, 2010, an improvement of 15 basis points or 5.12%. The margin improvement was the result of shifting asset focus onto higher yielding loans, focusing deposit growth on lower cost core deposits and the replacement of maturing advances with lower cost advances.

Non-interest income for the quarter ended September 30, 2011 totaled $438,000 as compared to $1.4 million for the third quarter of 2010. The third quarter of 2010 included $1.0 million in net realized gains on investment securities, as compared to none in the same period of 2011. For the nine months ended September 30, 2011, non-interest income amounted to $4.0 million as compared to $1.4 million for the nine months ended September 30, 2010. This increase was a result of $2.8 million in net realized gains on investment securities as a result of the liquidation of the equity portfolio in the first quarter of 2011, as compared to $377,000 in net realized gains in the same period of 2010.

Non-interest expense for the quarter ended September 30, 2011 amounted to $4.0 million as compared to $3.5 million for the third quarter of 2010. Non-interest expense for the nine months ended September 30, 2011 amounted to $11.6 million, an increase of $2.6 million from the same period 2010. These increases were primarily the result of new staff added to execute the Company's commercial and consumer business strategies.

At September 30, 2011, assets totaled $688.6 million, an increase of $188.3 million or 37.6% from December 31, 2010. Throughout 2011, we increased our commercial real estate loans, home equity lines of credit, commercial business loans and indirect automobile loans, while attracting favorably priced deposits. As a result of the public offering the Company had $116.1 million in escrow within savings deposits as of September 30, 2011, which was predominately invested in short-term investments at the balance sheet date.

During the nine months ended September 30, 2011 the Company experienced loan growth of $104.4 million, or 31.0%, from December 31, 2010 which was primarily the result of significant increases to the commercial real estate portfolio and the indirect auto portfolio, which have increased $36.9 million and $59.0 million, respectively. The Company does not anticipate continuing the rapid pace of growth with the indirect auto portfolio that took place in the first nine months of 2011, as we expect to sell more of the originations going forward. The substantial loan growth was funded through growth in deposits, as well as through investment maturities and the liquidation of the Bank's marketable equities portfolio.

At September 30, 2011, deposits totaled $537.3 million, an increase of $190.4 million from December 31, 2010, of which $116.1 million were escrow deposits related to the offering. This strong deposit growth was a result of our new customer-centric, relationship-based, product line coupled with increased marketing and sales efforts. These initiatives have resulted in an increase in customer relationships throughout our franchise. Business checking accounts grew by $9.8 million or 71.2% from December 31, 2010 to September 30, 2011. In addition, consumer checking accounts have increased by $9.4 million, or 22.0%. Savings and money market accounts have also increased $171.1 million since December 31, 2010 (including the $116.1 million in escrow mentioned above), and certificates of deposit increased $92,000 from December 31, 2010. Total borrowed funds decreased by $2.8 million or 2.8% from December 31, 2010 and totaled $97.8 million at September 30, 2011.

The allowance for loan losses in total and as a percentage of total loans as of September 30, 2011 equaled $4.0 million and 0.91%, respectively, as compared to $2.9 million and 0.85%, respectively, as of December 31, 2010. The Company recorded a provision for loan losses of $1.5 million in the first nine months of 2011 as compared to $247,000 in the first nine months of 2010. This increase reflected changes in loan volume and composition in each period as well as higher specific allocations established against certain loans in 2011. Additionally, as part of a continuous review and analysis of current market and economic conditions by management, the Company adjusted the reserve ratio applied to certain loan categories in 2011. Although non-performing loans have increased to $4.1 million at September 30, 2011 from $1.7 million at December 31, 2010, $1.8 million of the non-performing loans were paid current and $961,000 were less than 90 days past due as of September 30, 2011.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its four full-service branch offices located in Belmont and Watertown in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company's common stock is traded on the NASD Capital Market under the symbol "BLMT". For more information, visit the Company's website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which BSB Bancorp, Inc. is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BSB BANCORP, MHC * CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Cash and due from banks	$1,416	$3,149
Federal funds sold	-	2,525
Money market mutual funds	2,493	7,762
Interest-bearing deposits in other banks	119,300	7,552
Cash and cash equivalents	123,209	20,988
Interest-bearing time deposits with other banks	119	119
Investments in available-for-sale securities	-	14,274
Investments in held-to-maturity securities (fair value of $91,626 as of
September 30, 2011 (unaudited) and $95,761 as of December 31, 2010	89,851	93,899
Federal Home Loan Bank stock, at cost	8,038	8,038
Loans held-for-sale	2,663	3,775
Loans, net of allowance for loan losses of $4,043 as of
September 30, 2011 (unaudited) and $2,889 as of December 31, 2010	441,340	336,936
Premises and equipment, net	1,974	1,939
Accrued interest receivable	2,060	2,121
Deferred tax asset, net	3,188	2,913
Income taxes receivable	682	908
Bank-owned life insurance	12,296	11,954
Other assets	3,216	2,423
Total assets	$688,636	$500,287

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$47,053	$30,210
Interest-bearing	490,208	316,689
Total deposits	537,261	346,899
Federal Home Loan Bank advances	93,000	92,800
Securities sold under agreements to repurchase	3,256	2,654
Other borrowed funds	1,565	5,199
Accrued interest payable	146	223
Deferred compensation liability	3,973	3,929
Other liabilities	2,146	1,656
Total liabilities	641,347	453,360

Equity:
Retained earnings	47,288	45,652
Accumulated other comprehensive income	1	1,275
Total equity	47,289	46,927
Total liabilities and equity	$688,636	$500,287

Asset Quality Data:
Total non-performing loans	4,073	1,707
Non-performing loans to total loans	0.92%	0.50%
Non-performing assets to total assets	0.59%	0.34%
Allowance for loan losses to non-performing loans	99.26%	169.24%
Allowance for loan losses to total loans	0.91%	0.85%

BSB BANCORP, MHC * CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)
	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$4,912	$4,405	$14,079	$13,714
Interest on debt securities:
Taxable	701	716	1,862	2,267
Dividends	5	65	108	208
Other interest income	6	3	16	7
Total interest and dividend income	5,624	5,189	16,065	16,196
Interest expense:
Interest on deposits	906	951	2,762	2,942
Interest on Federal Home Loan Bank advances	422	802	1,562	2,768
Interest on securities sold under agreements to repurchase	3	10	12	27
Interest on other borrowed funds	12	60	69	178
Total interest expense	1,343	1,823	4,405	5,915
Net interest and dividend income	4,281	3,366	11,660	10,281
Provision (benefit) for loan losses	320	(33)	1,538	247
Net interest and dividend income after provision (benefit) for loan losses	3,961	3,399	10,122	10,034
Noninterest income:
Customer service fees	187	110	437	349
Income from bank-owned life insurance	115	114	311	353
Net gain on sales of loans	91	115	308	203
Net gain on sales and calls of securities	-	-	2,788	-
Net (loss) on trading securities	-	1,020	-	377
Other income	45	77	112	140
Total noninterest income	438	1,436	3,956	1,422
Noninterest expense:
Salaries and employee benefits	2,549	2,376	7,374	5,629
Trustee fees	68	73	227	231
Occupancy expense	188	180	569	526
Equipment expense	87	57	248	162
Deposit insurance	106	140	331	409
Data processing	248	125	725	697
Professional fees	182	194	488	451
Marketing	215	99	697	274
Other expense	347	212	971	628
Total noninterest expense	3,990	3,456	11,630	9,007
Income before income tax expense	409	1,379	2,448	2,449
Income tax expense	114	473	812	800
Net income	$295	$906	$1,636	$1,649

Performance Ratios:
Return on assets	0.21%	0.72%	0.41%	0.44%
Return on equity	2.48%	8.00%	4.64%	4.94%
Interest rate spread	3.00%	2.71%	2.91%	2.77%
Net interest margin	3.16%	2.87%	3.08%	2.93%
Efficiency ratio	84.55%	71.97%	74.47%	76.96%

* The financial data presented herein is financial data for BSB Bancorp, MHC. BSB Bancorp, Inc. became the holding company for BSB Bancorp, MHC on October 4, 2011.

CONTACT: Robert M. Mahoney, President, Chief Executive Officer and Director, +1-617-484-6700, robert.mahoney@belmontsavings.com